EXHIBIT 10.38

THIRD Amendment to LEASE AGREEMENT
This Third Amendment to Lease Agreement (this “Amendment”) is by and between ARTIS HRA Inverness Point, LP, a Delaware limited partnership (“Landlord”), and Redwood Trust, Inc., a Maryland corporation (“Tenant”), and is dated as of January 22, 2020 (the “Effective Date”).
Recitals
A.    MG-Point, LLC, a Colorado limited liability company, predecessor-in-interest to Landlord, and Tenant are the parties to that certain Lease Agreement dated as of January 11, 2013, as amended by that certain First Amendment to Lease dated as of June 27, 2013, and as further amended by that certain Second Amendment to Lease dated as of June 23, 2014 (the “Original Lease,” as amended hereby the “Lease”).
B.    Pursuant to the Lease, Tenant leases from Landlord the space known as Suite 425 in the building commonly known as “The Point at Inverness,” located at 8310 South Valley Highway, Englewood, CO 80112 (that space, as more particularly defined in the Lease, the “Original Premises”). The Original Premises comprise 21,517 square feet of rentable area.
C.    Landlord and Tenant wish to amend the Lease to extend the Term for a period of ten (10) years, expand and relocate the Original Premises, and to provide for certain related matters, as set forth in this Amendment.
Agreement
Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are incorporated herein as though fully set forth herein. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease. As used in this Amendment, the following terms have the meanings given below:
(a)“Extension Commencement Date” means the earlier of (a) the first day on which Tenant Substantially Completes (as hereinafter defined) the Initial Improvements (as hereinafter defined) and occupies the New Premises for the regular conduct of business; and (b) February 1, 2021 (the “Scheduled Commencement Date”) provided that the Scheduled Commencement Date shall be subject to extension in accordance with Section 6(i) below.
(b) “Extension Term” means that period beginning on the Extension Commencement Date and ending on January 31, 2031.
(c)“New Premises” means the approximately 25,160 rentable square feet of space currently located in Suites 425 and 450, which shall be known as Suite 425 upon Substantial Completion of the Work, as depicted on Exhibit A.
(d)“Substantial Completion” means that the Work shall be completed substantially except for minor so-called punch list items or details of construction, decoration and mechanical adjustments that do not, individually or in the aggregate, interfere (beyond a de minimis extent) with Tenant’s use or occupancy of the New Premises. “Substantially Complete” shall have a correlative meaning.

(e)“Surrender Premises” means the Original Premises, comprising approximately 21,517 rentable square feet of space.
(f)“Surrender Premises Date” shall mean no later than thirty (30) days following Substantial Completion of the Work (the date of actual surrender of the Surrender Premises being referred to herein as the “Surrender Date”).
2.Amendment of Lease. The Lease is hereby amended as follows:
(a)New Premises. On the Extension Commencement Date, the Premises (as defined in the Original Lease) shall relocate to the New Premises. From and after the Extension Commencement Date, the Lease is amended such that all references in the Lease to the Premises shall be deemed to refer to the New Premises only. Tenant and Landlord agree that the Building has been re-measured and the rentable square footage of the Building is hereby amended to be 190,334 rentable square feet. Landlord represents and warrants that the rentable square footage of the Building and the rentable square footage of the New Premises are measured in accordance with the Building Owners and Managers Association International Method of Measurement - ANSI/BOMA Z65.1 [2010].
(b)Surrender Premises. On or prior to the Surrender Premises Date, Tenant shall, at its sole cost and expense, relocate its fixtures, equipment, and personal property from the Surrender Premises to that portion of the New Premises as is available to Tenant on the Surrender Premises Date. Tenant shall vacate and deliver to Landlord exclusive possession of the Surrender Premises in good order and condition, as required in the Original Lease and herein, not later than the Surrender Premises Date; provided, however, that, notwithstanding anything to the contrary contained in the Original Lease, Tenant shall not be required to remove any Alterations (excluding cabling, which Tenant shall remove on or prior to the Surrender Date) and related equipment (excluding cabling) within the Surrender Premises or to otherwise restore the Surrender Premises to its prior condition.
(i)All of the terms, covenants, agreements, and conditions of the Lease shall remain in full force and effect with respect to the Surrender Premises through the Surrender Date. Tenant shall continue to pay all monetary obligations, including, without limitation, Base Rent, Tenant’s Pro Rata Share of Operating Expenses, and any other rent and charges as they may become due and payable under the Lease applicable to the Surrender Premise through and including the Surrender Date. As of 11:59 p.m. on the Surrender Date, the surrender of the Surrender Premises shall be deemed effective and the monetary obligations with respect to the Surrender Premises shall be prorated, billed, and payable in the manner provided in the Lease, in the same manner as would apply if the term of the Lease expired on the Surrender Date with respect to the Surrender Premises.
(ii)From and after the Surrender Date, the Lease shall continue in full force and effect for the remainder of the Term, as extended by this Amendment, upon and subject to the terms and provisions of the Lease, including, without limitation, the following modifications of the Lease: The Surrender Premises shall cease to be a part of the Lease and Tenant shall have no right to possession or use of the Surrender Premises or any options or other rights with respect to the Surrender Premises without written consent from Landlord.
(iii)Notwithstanding any provision of this Amendment to the contrary, neither this Amendment nor the acceptance by Landlord of the Surrender Premises shall in any way either (1) be deemed to or release Tenant from any obligation or liability with respect to the Surrender Premises (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (A) first arises or relates to a date on or prior to the date on which Tenant delivers to Landlord possession of the Surrender Premises in the condition required set forth herein or (B) arises out of or is incurred in connection with events or other matters which took place on or prior to such date; or (2) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.
(c)Extension of Term. The Term of the Lease is hereby extended by the Extension Term and the Expiration Date provided in Section 1.3 of the Original Lease is amended to be January 31, 2031.

(d)Operating Expenses. Effective beginning on the Extension Commencement Date, Tenant shall be responsible for its Pro Rata Share of Operating Expenses for the New Premises, which shall be 13.22%. Notwithstanding anything to the contrary contained herein, if the Extension Commencement Date occurs prior to February 1, 2021, Tenant shall (i) continue to pay its Pro Rata Share of Operating Expenses as set forth in the Original Lease on the Original Premises and (ii) an additional pro rata share of Operating Expenses based on any portion of the New Premises which Tenant is occupying as of the Extension Commencement Date, through January 31, 2021. Operating Expenses for 2019 are estimated to be $11.61 per rentable square foot.
(e)Base Rent. Effective beginning on the Extension Commencement Date, the following schedule of Base Rent replaces the schedule provided in Section 1.4 of the Original Lease:

Period	Annual Base Rent Rate (annual, per rsf)	Monthly Installment of Base Rent
Extension Commencement Date - 04/30/2022*	$20.00	$41,933.33
05/01/2022 - 04/30/2023	$20.50	$42,981.67
05/01/2023 - 04/30/2024	$21.00	$44,030.00
05/01/2024 - 04/30/2025	$21.50	$45,078.33
05/01/2025 - 04/30/2026	$22.00	$46,126.67
05/01/2026 - 04/30/2027	$22.50	$47,175.00
05/01/2027 - 04/30/2028	$23.00	$48,223.33
05/01/2028 - 04/30/2029	$23.50	$49,271.67
05/01/2029 - 04/30/2030	$24.00	$50,320.00
05/01/2030 - 01/31/2031	$24.50	$51,368.33
*Base Rent and additional Rent for the New Premises will be abated from February 1, 2021, through April 30, 2021 (“Abatement Period”) (subject to adjustment as provided for below in the event that the Extension Commencement Date occurs after February 1, 2021), in the total amount of $125,800.00 plus any additional Rent charges (the “Abatement Amount”), except that if an Event of Default (beyond any applicable notice and cure period(s)) occurs before the Extension Commencement Date, there will be no Abatement Period or abatement of the Abatement Amount and (b) if an Event of Default (beyond any applicable notice and cure period(s)) occurs after the Extension Commencement Date, Landlord may terminate any Abatement Period and Tenant shall repay the unamortized amount of the Abatement Amount (amortized on a straight-line basis over the Extension Term) received by Tenant prior to the Event of Default.

Notwithstanding anything to the contrary contained herein, if the Extension Commencement Date occurs prior to February 1, 2021, Tenant shall (i) continue to pay Base Rent as set forth in the Original Lease on the Original Premises, and (ii) pay a rate of $18.00 per rentable square foot on 3,643 rentable square feet of deemed space (effectively $5,464.50 per month), through January 31, 2021.

Notwithstanding anything to the contrary contained herein, if the Extension Commencement Date occurs after February 1, 2021, (i) Tenant shall continue to pay Base Rent as set forth in the Original Lease on the Original Premises until the Extension Commencement Date occurs, (ii) the Abatement Period shall commence on the Extension Commencement Date and shall expire on the day immediately prior to the three (3) month anniversary of the Extension Commencement Date so that Tenant is receives the total Abatement Amount, and (iii) the Parking Abatement Period (as hereinafter defined) shall commence on the Extension

Commencement Date and shall expire on the day immediately prior to the one (1) year anniversary of the Extension Commencement Date so that the parking charges are abated for a one (1) year period.

Following the Effective Date, Tenant shall pay Rent to the following address (or such other address as may be provided by Landlord from time to time):

Payment address (as it should appear on your payment envelopes)	Artis HRA Inverness Point - Lockbox 328216 P.O. Box 913282 Denver, CO 80291-3282
Payment address only for overnight deliveries by courier	Lockbox Services 913282-328216 Artis HRA Inverness Point MAC C7301- L25 1740 Broadway St - LL2 Denver, CO 80274

3.Option to Renew.
(a)Provided that (i) Tenant is not in default under the Lease beyond any applicable notice and cure periods and (ii) the Original Tenant (as defined below) continues to be in possession of the New Premises, both requirements being met as of the date of exercise of the Renewal Option and as of the Renewal Term Commencement Date (both as defined below), then Landlord and Tenant agree that during the Extension Term, Tenant shall have one (1) option to renew the Lease (the “Renewal Option”) for the entire Premises for a period of five (5) years (the “Renewal Term”), commencing on the first day following the expiration of the Extension Term (the “Renewal Term Commencement Date”). The Renewal Option is exercisable only by Tenant giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least nine (9) months, but not more than twelve (12) months, prior to the expiration of the Extension Term. If Tenant gives timely notice exercising the Renewal Option, the Term shall (subject to cancellation by Landlord for an Event of Default by Tenant as provided in the first sentence of this Section or Tenant’s withdrawal of Tenant’s notice exercising the Renewal Option as permitted by Section 3(b) below) automatically be extended by the Renewal Term. If Tenant does not timely give notice of its exercise of the Renewal Option, the Renewal Option shall expire and Tenant shall have no further right to extend or renew the Term. During the Renewal Term, this Lease and Tenant’s use and occupancy of the New Premises shall be on the terms provided in this Lease, except as follows:
(i)The annual amount of Base Rent shall be the fair market annual Base Rent for space similar to the New Premises in comparable office buildings in southeast suburban Denver, determined as provided by Section 3(b) and Section 3(c) below.
(ii)Tenant shall have no further Renewal Options or extensions options after the exercise of the Renewal Option.

(iii)The Premises shall be the Premises as of the last day before the Renewal Term commences, and Landlord shall have no obligation to make or pay for any improvements in the Premises on account of Tenant’s exercise of the Renewal Option.
(iv)Notwithstanding the fact that, upon Tenant’s exercise of the herein option to renew, the renewal of the Term shall be self-executing, as aforesaid, the parties shall, within 15 days after Tenant’s exercise thereof, enter into an amendment of the Lease confirming the Renewal Term and Base Rent.
(b)Within fifteen (15) days of receiving Tenant’s notice of exercise of the Renewal Option, Landlord shall notify Tenant of the fair market Base Rent for the Renewal Term (“Landlord’s Rent Notice”) as determined by Landlord in good faith and upon comparable lease transactions. Landlord’s determination of the fair market Base Rent shall be reasonable and shall be based on the Market Rent (as defined below). Tenant shall have fifteen (15) days after receipt of Landlord’s Rent Notice to (i) withdraw Tenant’s notice exercising the Renewal Option, and if Tenant gives such a notice the Renewal Option shall terminate, there shall be no Renewal Term, and Tenant shall have no further right to extend or renew the Term, or (ii) notify Landlord that Tenant disputes Landlord’s determination of the Market Rent as set forth in Landlord’s Rent Notice (“Dispute Notice”). If Tenant does not timely withdraw its notice exercising the Renewal Option or if Tenant does not timely provide the Dispute Notice, Tenant shall have no further right to cancel or withdraw its exercise of the Renewal Option and the Base Rent for the Renewal Term shall be the amount or amounts set forth in Landlord’s Rent Notice.
(c)“Market Rent” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length bona fide negotiations, for a renewal lease of premises of like quality on the same terms and conditions in a building of like quality and location for the specified period of time. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant (such as moving expense allowance, free rent periods and free parking, if any, but specifically excluding the value of improvements installed in the Premises at Tenant’s cost), and whether adjustments are then being made in determining the rental rates for renewals because of concessions being offered by Landlord to Tenant (or the lack thereof for the Renewal Term). If Tenant provides Landlord with a timely Dispute Notice, Landlord and Tenant shall promptly negotiate in good faith to determine a mutually acceptable Market Rent and shall exchange written proposals and comparables supporting such proposals. If the parties mutually agree upon a new rate for Market Rent, such agreed rate shall be the rental rate for Base Rent applicable during the Renewal Term. If the parties have not agreed within 60 days after the giving of Tenant’s Dispute Notice, then within ten (10) days following the end of such 60-day period each party shall designate by written notice to the other party one qualified commercial real estate broker of good reputation, having at least five (5) years’ experience in the real estate market in the southeast Denver office submarket (“Appraiser(s)”). The two Appraisers so designated shall together determine whether Landlord’s determination of the Market Rent or Tenant’s determination of the Market Rent is closest to the Market Rent for the space in question. Landlord and Tenant shall each require the Appraisers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such selection, and each party shall use its best efforts to secure such determination within such time period. If the two selected Appraisers agree as to which rate is closest, the rate agreed to shall be deemed the effective rental rate. If the two selected Appraisers fail to agree pursuant to this procedure, they shall together immediately select a third Appraiser who shall then (within ten (10) days of the Appraisers’ selection) determine which rate is closest to the Market Rent as determined by the third Appraiser. The third Appraiser shall notify Landlord and Tenant of its determination and the rental rate selected shall be the effective rental rate. Each party will pay the fee of the Appraiser selected by it and one-half of the fee of the third Appraiser.
(d)The Renewal Option shall be personal to REDWOOD TRUST, INC., a Maryland corporation (together with any Permitted Transferee who has assumed the Lease (as defined in Section 14.2 of the Lease), collectively, “Original Tenant”), and may only be exercised by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant’s interest in the Lease). All references to “Tenant” in this Section 3 shall mean Original Tenant only. In the event of any assignment of the Lease or sublease of all or any portion of the New Premises to any party other than Original Tenant, the Renewal Option shall be extinguished.
(e)Any renewal or extension option(s) provided in the Original Lease are hereby deleted and replaced with this Section 3.
4.Signage.
(a)Directory and Suite Signage. Landlord shall provide Tenant, at Landlord’s expense, with directory and suite signage consistent with the signage for the Original Premises.
(b)Initial Monument Sign. Tenant shall have the right to continue to maintain, repair and replace its sign panel on the existing monument sign for the Building (the “Initial Monument Sign”).
(c)New Monument Sign. Tenant may, at Tenant’s sole cost and expense, install one panel on the new monument sign in the location depicted on Exhibit B (the “New Monument Sign”), subject to all applicable laws, governmental approvals, and Landlord’s approval of the size, design, and layout of such signage which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any costs associated with bringing the New Monument Sign up to current Inverness Planning and Architectural Control Committee (“IPACC”) standards shall be split 50/50 between Landlord and Tenant. During the Extension Term, Tenant shall have exclusive use of the New Monument Sign and Landlord shall not permit any other party to install any signage on the New Monument Sign.
(d)Exterior Signage.
(i)If Landlord intends to or offers signage on the exterior of the Building or if Landlord is approached by another tenant who has approached IPACC for a variance in building signage requirements applicable to the Building (the “Signage Opportunity”), Landlord shall first give Tenant written notice specifying the terms and conditions applicable to the Signage Opportunity (the “Signage Notice”). Within twenty (20) business days of Tenant’s receipt of the Signage Notice, Tenant shall give Landlord written notice of Tenant’s acceptance or rejection of the Signage Opportunity. If Tenant foregoes the Signage Opportunity or does not give Tenant’s response within such twenty (20) business day period, Landlord shall have the right to permit another tenant to install signage on the exterior of the Building on the terms set forth in the Landlord’s Signage Notice within one hundred twenty (120) day after Tenant elects (or is deemed to have elected) not to exercise its right to the Signage Opportunity; provided, however, that Tenant’s right to the Signage Opportunity shall be restored in the event (i) Landlord changes in any material respect the terms of the Signage Notice for the Signage Opportunity, or (ii) Landlord does not enter into an agreement with the other tenant to install signage on the exterior of the Building on the terms set forth in the Landlord’s Signage Notice within one hundred twenty (120) days after Tenant elects (or is deemed to have elected) not to exercise its right to the Signage Opportunity, in which case Landlord shall reoffer the Signage Opportunity to Tenant pursuant to the terms of this Section 5, or (iii) there is any material change to the IPACC standards which permits Tenant signage to be installed on the exterior of the Building without a variance or permits more than one exterior sign to be installed on the Building. If Tenant timely accepts the Signage Opportunity, Tenant shall be responsible, at Tenant’s sole cost and expense, for approaching IPACC if a variance of IPACC rules would be required for Tenant to install its signage and ultimately for installing such exterior Building signage, subject to all applicable laws, governmental approvals, and Landlord’s approval of the size, location, design, and layout of such signage. Landlord shall reasonably cooperate with Tenant, including, executing applications and other reasonable documentation, in connection with Tenant’s efforts to obtain any required permits, approvals and variances to permit Tenant’s exterior signage on the Building.
(ii)If Tenant installs its signage on the exterior of the Building, then Landlord shall not grant to any tenant or other person or entity the right to place signage on or in, or to otherwise identify itself on or in, the exterior of the Building in a manner that is more prominent than Tenant.

5.Parking. Effective upon the Extension Commencement Date, Tenant shall be allocated a total of 130 parking spaces, with twelve (12) of such parking spaces being Covered Parking Spaces and the balance shall be one hundred eighteen (118) Surface Parking Spaces (the “Parking Allotment”). Covered Parking Spaces shall be charged a monthly fee at Landlord’s standard parking rates, which, as of the Extension Commencement Date, are $125.00 for each reserved Covered Parking Space per space per month and $100.00 per space per month for each unreserved Covered Parking Space, and Tenant’s parking rights shall continue to be subject to the other terms, conditions, and adjustments provided in the Original Lease. Additionally, subject to availability as determined in Landlord’s sole discretion, Tenant shall have the option to lease up to an additional three (3) Covered Parking Spaces on a month-to-month basis, which spaces shall be a part of the Parking Allotment. Parking charges will be abated from February 1, 2021, through January 31, 2022 (the “Parking Abatement Period”) (subject to adjustment as provided for in Section 2(e) above in the event that the Extension Commencement Date occurs after February 1, 2021), except that, if an Event of Default (beyond any applicable notice and cure period(s)) occurs or is continuing during the Parking Abatement Period, then no parking charges shall be abated during the pendency of such default; provided, that if Tenant cures such default prior to the termination of this Lease, then upon the cure of such default, the parking charges due hereunder shall again be abated in an amount equal to the previously unapplied portion of the Parking Abatement Amount that Tenant would have received but for such default.
6.Tenant Improvements.
(a)Premises. On the Delivery Date (as hereinafter defined), Landlord is providing the New Premises to Tenant in its present condition, “as is” subject to the terms and conditions of this Amendment.
(b)Early Access. From and after the Effective Date, Landlord shall provide Tenant with access to the New Premises as may be required by Tenant to prepare plans and to perform any inspections; provided, however that Tenant acknowledges that entry to the Intermap Give Back Space (as hereinafter defined) shall be subject to the terms and conditions of the existing lease between Intermap Technologies and Landlord (the “Intermap Lease”).
(c)Drawings. Tenant shall provide Landlord with construction drawings (the “Drawings”) for the improvements to be installed in the New Premises by Tenant (the “Initial Improvements” or the “Work”) prepared by Tenant’s architect. The Drawings shall be subject to Landlord’s approval (not to be unreasonably withheld or delayed, as hereinafter described). Landlord shall give its approval or disapproval (giving reasonable detailed reasons in case of disapproval) of the Drawings within ten (10) business days after their delivery to Landlord. If Landlord fails to notify Tenant that it approves or disapproves the Drawings within ten (10) business days after receipt by Landlord of such Drawings, then Landlord shall be deemed to have approved the Drawings. Landlord shall cooperate with Tenant by discussing or reviewing the Drawings at Tenant’s request prior to completion of the full, final detailed Drawings in order to expedite the preparation of and the subsequent approval process concerning the Drawings.
(d)No portion of the Work shall be undertaken or commenced by Tenant in the New Premises until all necessary building permits have been applied for and obtained by Tenant. Tenant acknowledges that: (a) the applicable governmental agencies are not required to issue approvals, permits or a certificate of occupancy within any specified period of time; (b) the applicable governmental agencies may impose additional requirements as a condition of issuing approvals, permits or a certificate of occupancy which could cause delays; and (c) that the Landlord is not responsible for the length of the period of time taken by applicable governmental agencies, or any delays caused by additional requirements of the applicable governmental agencies, in obtaining such approvals, permits or certificate of occupancy.
(e)Landlord’s Allowance. The Initial Improvements (as well as installation of Tenant’s own trade fixtures, equipment and furniture) are to be constructed at Tenant’s expense. Landlord has agreed to provide Tenant with an improvement allowance of up to $1,761,200.00 (the “Landlord’s Allowance”), to be applied toward the cost of the Initial Improvements. Up to $125,800.00 of the Landlord’s Allowance may be used by Tenant for moving, cabling costs, and furniture costs related to the New Premises. Tenant may submit requests for disbursements of the Landlord’s Allowance not more than monthly. To draw on the

Landlord’s Allowance, Tenant must submit to Landlord a written notice requesting disbursement, together with (i) invoices for all costs included in the request for disbursement, (ii) proof that such costs have been paid, including appropriate lien waivers in a form acceptable to Landlord, and (iii) such other documentation as Landlord may reasonably request. Landlord shall make disbursements for the requested portion of the Landlord’s Allowance within sixty (60) days following Landlord’s receipt of a proper request for disbursement and Landlord may make such disbursements to Tenant or pay directly to Tenant’s contractors, as agreed to by Landlord and Tenant. Tenant will be responsible for paying the excess of the cost of the Initial Improvements over the Landlord’s Allowance. In the event the actual cost of the Initial Improvements is less than the Landlord’s Allowance, Tenant shall not be entitled to any additional Initial Improvements or a rebate or credit against Rent, and the unused portion of the Landlord’s Allowance shall remain the property of Landlord except for up to up to $125,800.00. If the Initial Improvements to be constructed with the Landlord’s Allowance have not commenced as of twelve (12) months from the Extension Commencement Date, Landlord’s obligation to provide sums to construct the Initial Improvements shall terminate, and the Landlord’s Allowance shall expire. No disbursement of any part of the Landlord’s Allowance by Landlord will constitute acceptance of any condition of the Initial Improvements, an approval of any action taken or omission of Tenant or its contractors, subcontractors and material suppliers, or waive any other rights or claims that Landlord might have at law or in equity. In the event that Landlord does not make disbursement of the Landlord’s Allowance within sixty (60) days following Landlord’s receipt of a proper request for disbursement, Tenant shall provide a second, written notice to Landlord requesting payment within ten (10) business days following Landlord’s receipt of such notice. If Landlord fails to make payment following such ten (10) business day period, Tenant may offset the requested disbursement amount against Rent.
(i)Communications Cabling and Equipment. Tenant alone shall be responsible for and pay all the costs of installing any cabling and other communications equipment which Tenant needs for its occupancy of the New Premises, except that Tenant may apply up to $125,800.00 of the Landlord’s Allowance towards moving, cabling costs, and furniture costs for the New Premises. Landlord and Tenant shall cooperate with one another to schedule Tenant’s work in installing such cabling and other equipment so that such installation does not interfere with Landlord’s work on the Initial Improvements.
(f)Contractors. All construction will be done through the Tenant’s contractors. All contractors to be used by Tenant shall be approved by Landlord in advance which such approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall give its approval or disapproval (giving reasonable detailed reasons in case of disapproval) of the proposed contractors within three (3) business days after Tenant’s request to Landlord. If Landlord fails to notify Tenant that it approves or disapproves the proposed contractors within three (3) business days after receipt by Landlord of Tenant’s request, then Landlord shall be deemed to have approved the proposed contractors. Tenant shall require all contractors performing work in the New Premises to carry and maintain, at no expense to Landlord, any or all of the following insurance policies as determined by Landlord written by insurance companies acceptable to Landlord: (a) commercial general liability insurance, which shall name Tenant and Landlord as an additional insureds, in such amounts and with such endorsements that Landlord requires; (b) worker’s compensation insurance in such amounts as required by law and covering all persons engaged in the work; (c) insurance against such other perils or legal risks and in such amounts as Landlord may require. Upon Landlord’s request, Tenant shall provide Landlord with duplicate original counterparts of any of the insurance policies required by this paragraph.
(g)Permits. Tenant’s contractor will file applications and other necessary documentation for the issuance of all required governmental permits for the construction of the Initial Improvements (collectively, the “Permits”) not later than May 1, 2020, and will also obtain final inspection approval, if applicable, or any other final governmental approval of the Initial Improvements that may be required by applicable codes and regulations for the New Premises, upon Substantial Completion of the Initial Improvements. Tenant will use commercially reasonable effort to obtain the Permits not later than the Delivery Date.

(h)Construction Supervision. All contractors rendering any service to Tenant must contact Landlord or Landlord’s contractor in advance and obtain permission to provide materials or work to the New Premises, and are subject to Landlord’s supervision, approval and control of performance, including installation of Tenant’s trade fixtures, equipment and furniture in accordance with the terms of this Lease. This provision applies to all work performed in or around the Building, including without limitation installation of telecommunications equipment and installations of any nature affecting doors, walls, lighting, electrical connections, the HVAC system, ductwork, woodwork, trim, windows, ceilings, equipment or other physical portions of the Building.
(i)Tenant may perform the Work at such time as Tenant deems appropriate, both during Ordinary Business Hours and at other times except that any Excessive Noise Work (as defined below) may only be performed during hours other than Ordinary Business Hours if such Excessive Noise Work during Ordinary Business Hours would unreasonably interfere or disturb other tenants or occupants use or occupancy of their respective premises in the Building. “Excessive Noise Work” shall mean any Work creating excessive noise or vibration, including the portions of any Work involving: (i) demolition; (ii) cutting, trenching, chopping, drilling or perforating of floor slabs; or (iii) shooting fasteners into slab, floor or over-head. Any Excessive Noise Work shall be restricted to hours approved by Landlord and all such movement shall be under supervision of Landlord by prearrangement before performance. Tenant assumes all risk of damage of said articles being moved through the Building and any injury to persons or public engaged or not engaged in such moving. Any handtrucks, carryalls or similar appliances used for delivery or receipt of merchandise or equipment shall be equipped with rubber tires, sideguards and other safeguards as Landlord shall reasonably require.
(ii)Tenant and its contractors must not make nor permit to be made any unseemly or disturbing noises that unreasonably interfere with occupants of the Building, the New Premises or those having business with other tenants whether by the noise from equipment and installations, use of any musical instrument or loud talk.
(iii)If Tenant or Tenant’s contractors are performing any of the Initial Improvements, Tenant will indemnify Landlord from and against any materialman and mechanics’ liens in accordance with Section 13 of the Original Lease and shall otherwise comply with the provisions of Section 13 of the Original Lease with respect to any construction liens.
(iv)Tenant and its contractors must observe all rules and regulations of Landlord which are attached hereto as Exhibit D.
(v)Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Space Plan. All of the Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least six (6) months duration from the completion of the Work against defects in workmanship and materials on all work performed and equipment installed in the New Premises as part of the Work.
(vi)Upon not less than twenty-four (24) hours’ written notice (or by email to (i) Tenant’s Project Manager (jon.micheel@cbre.com), (ii) Tenant’s general contractor (email address to be provided), and (iii) Tenant (notices@redwoodtrust.com)) to Tenant and Tenant’s failure to cure such matter within such 24-hour period, Landlord shall have the right to order Tenant or any of Tenant’s contractors who violate the requirements imposed on Tenant or Tenant’s contractors in performing work to cease work and remove its equipment and employees from the Building (a “Cease Order”) to the extent Landlord determines in good faith that such violation is likely to have a material adverse effect on the Building systems, structure or operations, the safety of the Building’s occupants, or to otherwise create any other type of hazardous condition, which Cease Order shall remain effective until such time as the violation which is the subject thereof has been cured. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations herein set forth.
(vii)Tenant shall permit access to the New Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all reasonable times during the period in which the Work is being constructed and installed and following completion of the Work, provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s business operations in the New Premises and the Work then being performed.
(i)Intermap Give Back Space; Delivery of New Premises; Tenant Finish Period.
(i)A portion of the New Premises is currently leased to Intermap Technologies as shown on Exhibit A (the “Intermap Give Back Space”). Landlord represents and warrants that the Intermap Lease expires on June 30, 2020 (the “Intermap Lease Expiration Date”). Landlord shall use good faith, diligent efforts to negotiate an early termination agreement with Intermap Technologies terminating the Intermap Lease. In the event that Landlord executes such early termination agreement with Intermap Technologies, Landlord shall send written notice to Tenant specifying the date on which the Intermap Lease will terminate and the date on which the Landlord will deliver exclusive possession of the New Premises to Tenant (the “Delivery Notice”) which anticipated delivery date shall be the later of (i) 60 days following receipt of the Delivery Notice by Tenant, and (ii) April 1, 2020 (the later of such dates shall be referred to as the “Anticipated Delivery Date”). In the event that Landlord does not deliver the Delivery Notice to Tenant by May 1, 2020, the Anticipated Delivery Date shall be July 1, 2020.
(ii)The actual date on which Landlord shall deliver exclusive possession of the New Premises (including the Intermap Give Back Space) to Tenant vacant, free of all occupancies and in “broom clean” condition and otherwise in the condition required by this Lease shall be referred to as the “Delivery Date”. Notwithstanding anything to the contrary contained herein, if the Delivery Date does not occur on or before July 1, 2020 (but no earlier than the Anticipated Delivery Date), then (i) the Scheduled Commencement Date shall be extended by one (1) day for each day after July 1, 2020 until the Delivery Date occurs, and (ii) Base Rent and Additional Rent shall abate for one (1) day for each day after July 1, 2020 until the Delivery Date occurs which abatement shall be applied after the Abatement Period. Such postponement of the Scheduled Commencement Date (and therefore the postponement of the commencement of the Extension Term) and rent abatement will be Tenant’s sole and exclusive remedy for Landlord’s failure to deliver the New Premises by July 1, 2020, and Tenant expressly waives any other rights, claims or remedies on account of such failure.
(iii)The period for Tenant to perform the Work (the “Tenant Finish Period”) will begin on the Delivery Date and Tenant will use its commercially reasonable efforts to commence the Work on the Delivery Date and to complete the Work by the Scheduled Commencement Date. Tenant agrees that it shall commence the Work within thirty (30) days after the later of the following to occur: (i) Tenant receives the Permits provided that Tenant must file its permit application in accordance with Section 6(g) above and (ii) the Delivery Date. In the event Tenant, for any reason, fails to complete the Work on or before the Scheduled Commencement Date, Tenant shall be responsible for Rent and all other obligations set forth in the Lease from the Scheduled Commencement Date regardless of the degree of completion of the Work on such date, and no such delay in completion of the Work shall relieve Tenant of any of its obligations under the Lease except as hereinafter provided, subject to any Landlord Delay (as hereinafter defined). The Scheduled Commencement Date shall be extended by the number of days of delay of the completion of the Work to the extent caused by a "Landlord Delay". As used herein, the term "Landlord Delay" shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any construction drawings, plans and applications which require Landlord’s approval or signature; (ii) unreasonable and material interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Work; or (iii) failure to cure a Landlord Violation (as hereinafter defined).
(iv)Notwithstanding anything to the contrary provided herein, prior to the Delivery Date, Tenant may elect to commence the Work in the New Premises (excluding the Intermap Give Back Space) at any time after Tenant has secured the Permits. In the event that Tenant elects to commence the Work in the New Premises (excluding the Intermap Give Back Space) prior to the Delivery Date, Tenant shall provide written notice of such election to Landlord and Landlord shall provide Tenant with access to the New Premises (excluding the Intermap Give Back Space) to allow Tenant to perform the Work in the New Premises (excluding the Intermap Give Back Space).
(j)Charges and Fees. Tenant shall pay Landlord a construction management fee in an amount equal to $10,000.00 to defray Landlord’s administrative and overhead expenses incurred to review the Space Plan and coordinate with Tenant’s onsite project manager the staging and progress of the Work. Except as provided herein, there shall be no other construction management fee or supervisory fee imposed by Landlord in connection with the Work.
(k)Miscellaneous. Approval by Landlord’s architects or engineers does not constitute approval by Landlord. Any approval by Landlord or Landlord’s architects or engineers of any of Tenant’s drawing, plans or specifications which are prepared in connection with construction of improvements in the New Premises shall not in any way constitute a representation or warranty of Landlord as to the adequacy of sufficiency of the drawings, plans or specifications. Failure by Tenant to pay any amount when due under this Section 6 or the failure by Tenant to perform any of its other obligations under this Section 6 shall be an Event of Default under the Lease (subject to the same notice and cure provisions as provided in the Lease), entitling Landlord to all of its remedies under the Lease following any uncured Event of Default. As used in this Section 6, “including” means “including without limitation.”
(l)Notwithstanding anything to the contrary set forth elsewhere in this Lease, if any noted violation of any applicable law, ordinance or governmental regulation (including, without limitation, the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder) which is not caused by Tenant’s acts or omissions (or the acts or omissions of Tenant’s agents, contractors, and/or employees) (herein called a “Landlord’s Violation”) shall actually delay (or prevent) Tenant from obtaining any governmental permits, consents, approvals or other documentation required by Tenant for the performance of any Work or to occupy the New Premises, then, upon the giving of notice by Tenant to Landlord of such prevention or delay and of the applicable Landlord’s Violations, Landlord shall promptly commence and thereafter diligently prosecute to completion the cure and removal of record of such Landlord’s Violations. In the event that Tenant is prevented or delayed from obtaining any permits, consents, approvals or other documentation required by Tenant for the performance of any Work or to occupy the New Premises as a result of a Landlord’s Violation, then Base Rent and additional Rent shall abate for one (1) day for each day of such delay until Landlord cures such Landlord’s Violation.
7.Condition of the New Premises. On the Delivery Date, Landlord agrees to deliver the New Premises to Tenant vacant, free of all occupancies (except as provided below with respect to the Intermap Give Back Space) and in “broom clean” condition and otherwise in the condition required by this Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the New Premises, or with respect to the suitability of any part of the same for the conduct of Tenant’s business. Tenant shall be conclusively deemed to have accepted the New Premises “as is” in the condition existing on the Extension Commencement Date subject to latent defect and Landlord’s obligation to deliver the New Premises in the condition required hereunder. Landlord shall not have any obligation to install any improvements or alterations in, to, or on the New Premises, except as may be required to cure any Landlord’s Violations.
8.Intentionally omitted.
9.Landlord’s Offer of Space.
(a)Subject to all the provisions of Section 9 below, if during the Extension Term Landlord intends to offer space on the fourth (4th) floor of the Building (the “Fourth Floor Space”) to third parties to lease, Landlord shall first give Tenant written notice specifying the space that Landlord intends to offer for lease (the “Offer Space”) and the material terms on which Landlord intends to offer such space for lease (“Landlord’s Offer Notice”). Within seven (7) business days of Tenant’s receipt of Landlord’s Offer Notice, Tenant shall give Landlord written notice whether Tenant accepts the terms set forth in Landlord’s Offer Notice (“Tenant’s Response”). If (i) Tenant does not give Tenant’s Response within such seven (7) business day period, (ii) Tenant’s Response does not accept the Offer Space on all the terms set forth in Landlord’s

Offer Notice, or (iii) Landlord determines that Tenant’s response is ambiguous and Tenant fails to clarify any ambiguity by the end of the second (2nd) business day after Landlord gives notice to Tenant requesting such clarification, then Tenant shall have no further rights with respect to such Offer Space and Landlord shall have no further obligation at any time to offer to lease any Fourth Floor Space to Tenant. If Tenant timely gives Tenant’s Response and Tenant’s Response accepts the terms set forth in Landlord’s Offer Notice, Tenant and Landlord shall promptly execute an amendment to this Lease that provides for the addition of the Offer Space to the Premises on the terms set forth in the Offer Notice and Landlord shall have no further obligation to offer to lease any other Fourth Floor Space to Tenant.
(b)Tenant’s right to receive Landlord’s Offer Notice under this Section 9 is a one-time right only. If Landlord once gives Tenant Landlord’s Offer Notice with respect to any Offer Space, Landlord shall have no further or subsequent obligation to give Landlord’s Offer Notice as to the same Offer Space.
(c)Landlord shall have no obligation to offer any space to Tenant or to enter into an amendment to this Lease to expand the area of the Premises if an Event of Default has occurred and is then uncured.
(d)Landlord shall have no obligation to offer to Tenant Fourth Floor Space that is being offered to the market for lease as of the execution of this Lease unless such space is first leased to another tenant and then subsequently becomes available for lease to third parties.
(e)Landlord shall have no obligation to offer to Tenant space in the Building (i) other than the Fourth Floor Space, or (ii) which is smaller than what Landlord is then willing to offer to third parties for lease.
(f)Tenant’s rights under this Section 9 shall be subject to any and all rights of other tenants under instruments executed before this Amendment.
(a)Tenant’s rights under this Section 9 shall not apply during any Renewal Term.
(b)Tenant’s rights under this Section 9 may not be exercised by any Transferee and shall immediately terminate in the event of any assignment of the Lease or sublease of more than fifty percent (50%) of the rentable area of the Premises by Tenant.
10.Brokers. Tenant and Landlord each represents that it did not deal with any broker or finder in connection with this Amendment other than John Marold of CBRE, Inc. (“Landlord’s Broker”), and Frederic de Loizaga of CBRE, Inc. (“Tenant’s Broker”). Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Landlord or its agents or representatives in connection with this Amendment, including any commission owed to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement, but excluding any claim for compensation by Tenant’s Broker in excess of the commission, if any, that Landlord has agreed to pay Tenant’s Broker. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys’ fees and costs) for any brokerage commission or finder’s fee claimed by anyone other than Landlord’s Broker based on any express or implied commitment made by Tenant or its agents or representatives, including any commission or fee claimed by Tenant’s Broker in excess of the commission, if any, that Landlord has agreed to pay Tenant’s Broker. The parties’ liability under this Section 10 shall survive any expiration or termination of the Lease.
11.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Lease.
12.Estoppel. Tenant hereby acknowledges and confirms that, as of the date hereof and to Tenant’s knowledge, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

13.Interpretation. As used in this Amendment, the word “including” is not exclusive and means “including, without limitation” unless used with specific terms of exclusion. The word “party” means one of Landlord or Tenant, and “parties” means both, unless the context specifically indicates that reference to a third party is intended. References to sections or exhibits mean the sections of this Amendment and exhibits attached to this Amendment, unless the reference specifies another document.
14.Notices. Landlord’s Notice Address, as set forth in Section 1.10 of the Original Lease, is hereby amended to be as follows:
ARTIS HRA Inverness Point, LP
c/o MDC Realty Advisors
1700 Broadway, Suite 710
Denver, Colorado 80290
Attn: Bruce Backstrom, Senior Vice President Operations & Leasing

With a copy to:
Artis REIT
16220 North Scottsdale Road, Suite 280
Scottsdale, AZ 85254
Attn: Philip Martens, CPA

With a copy to:
Reinhart Boerner Van Deuren s.c.
16220 North Scottsdale Road, Suite 290
Scottsdale, AZ 85254
Attn: William Invie Shroyer

15.Miscellaneous. The parties have read this Amendment and have received the advice of legal counsel with respect to this Amendment or have had the opportunity to receive legal advice, and they have freely and voluntarily entered into this Amendment. This Amendment embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease. This Amendment cannot be modified except by a writing signed by both parties.
16.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by both of the parties as provided in this Section 14, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. This Amendment is not an offer to lease and cannot be accepted by performance or otherwise rendered effective in any manner other than in accordance with this Section 16. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval.
[The remainder of this page is intentionally blank; signatures follow.]

Signed by the parties on the dates stated below:

Landlord:
ARTIS HRA Inverness Point, LP,
a Delaware limited partnership
By: ARTIS HRA Inverness Point GP, LLC,
a Delaware limited liability company, General Partner

By: /s/ BRUCE BACKSTROM
       Bruce Backstrom, Authorized Signatory
Date: 1/22/20

Tenant: Redwood Trust, Inc., a Maryland corporation By: /s/ GARNET KANOUSE Print Name: Garnet Kanouse Its: Managing Director Date: 1/22/20